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                                                                    Exhibit 23.4

               Consent of Ernst & Young LLP, Independent Auditors

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Keane, Inc. for the registration of 8,057,500 shares of its common stock and to the incorporation by reference therein of our report dated February 12, 2001 (except for Note O, as to which the date is February 21, 2001), with respect to the consolidated financial statements of Keane, Inc. as of and for the years ended December 31, 2000 and 1999 included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Boston, Massachusetts
August 24, 2001